Reynolds Group Holdings Limited Announces Launch of Offering of Additional 5.125% Senior Secured Notes

Business Wire

New York, New York – July 18, 2016 – Reynolds Group Holdings Limited (“Reynolds Group”) today announced that through its wholly owned subsidiaries it intends to commence a private offering of $250 million aggregate principal amount of additional 5.125% Senior Secured Notes due 2023 (the “Additional Notes”). The original 5.125% Senior Secured Notes due 2023 were issued in an aggregate principal amount of $1,350 million on June 27, 2016 (the “Original Notes”). The Additional Notes and the Original Notes will be treated as the same series for all purposes under the indenture that governs the Original Notes and will govern the Additional Notes.

The Additional Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

Reynolds Group intends to use the net proceeds of the offering, together with available cash and the proceeds of the incurrence of indebtedness under our previously announced new senior secured credit facilities, to repay all amounts outstanding under our existing senior secured credit facilities, to pay transaction costs and to use the remaining proceeds, if any, for general corporate purposes.

The Additional Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.
About Reynolds Group:
Reynolds Group is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products. Additional information regarding Reynolds Group is available at www.reynoldsgroupholdings.com.
Forward-Looking Statements:
This press release may contain “forward-looking statements.” Forward-looking statements include statements regarding the goals, beliefs, plans or current expectations of Reynolds Group, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as “believe,” “anticipate,” “expect,” “estimate,” “plan,” “intend,” “should,” “would,” “could,” “may,” “might,” “will” or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such uncertainties, risks and assumptions include, but are not limited to: risks related to our ability to complete the offering of Additional Notes and the incurrence of indebtedness under our new senior credit facilities; risks related to the future costs of raw materials, energy and freight; risks related to economic downturns in our target markets; risks related to changes in consumer lifestyle, eating habits, nutritional preferences and health-related and environmental concerns that may harm our business and financial performance; risks related to complying with environmental, health and safety laws or as a result of satisfying any liability or obligation imposed under such laws; risks related to the impact of a loss of any of our key manufacturing facilities; risks related to our dependence on key management and other highly skilled personnel; risks related to the consolidation of our customer bases, loss of a significant customer, competition and pricing pressure; risks related to any potential supply of faulty or contaminated products; risks related to exchange rate fluctuations; risks related to dependence on the protection of our intellectual property and the development of new products; risks related to our pension plans sponsored by us and others in our control group; risks related to strategic transactions, including completed and future acquisitions or dispositions, such as the risks that we may be unable to complete an acquisition or disposition in the timeframe anticipated, on its original terms, or at all, or that we may not be able to achieve some or all of the benefits that we expect to achieve from such transactions, including risks related to integration of our acquired businesses, or that a disposition may have an unanticipated effect on our retained businesses; risks related to our hedging activities which may result in significant losses and in period-to-period earnings volatility; risks related to our suppliers of raw materials and any interruption in our supply of raw materials; risks related to information security, including a cyber-security breach or a failure of one or more of our information technology systems, networks, processes or service providers; risks related to our substantial indebtedness and our ability to service our current and future indebtedness; risks related to restrictive covenants in certain of our outstanding notes and our other indebtedness which could adversely affect our business by limiting our operating and strategic flexibility; and risks related to increases in interest rates which would increase the cost of servicing our variable rate debt instruments.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above.
Contact
Reynolds Group Holdings Limited
enquiries@reynoldsgroupholdings.com
Joseph E. Doyle - + 1-847-482-2409

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